Exhibit 10.1

EMPLOYEE AGREEMENT

This Employee Agreement (“Agreement”), by and between, Remote Knowledge, Inc., a Delaware Corporation with offices located at 16360 Park Ten Place, Suite 200, Houston, Texas 77084 (“Company”), and Mark K. Sullivan (the “Employee”). The Effective Date of this Agreement shall be June 1, 2005.

W I T N E S S E T H:

WHEREAS, Company desires to employ and to continue the services and talents of the Employee, and both Company and Employee recognize that Employee will be entrusted from time to time by Company with confidential information of Company, and Employee will be asked to develop or create intellectual property for Company; and

WHEREAS, the Employee is desirous of being employed, and if already employed, then continuing to be employed by Company;

THEREFORE, in consideration of the employment, or the continued employment of the Employee by Company as the case may be, and other good and valuable consideration received by Employee, and in consideration of the benefits and the wages and salaries to be paid by Company to the Employee during the period of his employment, the parties agree as follows:

1. Compensation. Employee will be employed as Chief Technology Architect at a salary of Forty-one Thousand Six Hundred Sixty Six and 67/100 Dollars ($41,666.67) per month, to be paid one-half on the fifteen day of each month and one-half on the last day of each month worked. Employee shall be diligent in the performance of his responsibilities and duties during the term of this Agreement.

In addition to the salary above, in recognition that the Employee is making a two-year commitment, Employee shall receive a stock grant of one million (1,000,000) shares of common stock of the Company. Such stock is free and clear of all restrictions on sales and transfers except those imposed by the Securities and Exchange Commission Regulation 144.

2. Employment. Employee agrees to spend full time in the pursuit of Employee’s responsibilities and duties, which shall include, but not be limited to directing the scientific and engineering development of Company’s products and services; assisting in the inclusion of research and development work in the manufactured devices and services provided by the Company; and such other work as directed by the executive officers or Board of Directors of the Company. While performing his duties, Employee agrees to devote his full attention to such duties. Employee shall not, during the term of this Agreement, without written permission from the Company be engaged in any other business activity if pursued for gain, profit or other pecuniary advantage. The foregoing shall not be construed as preventing Employee from making any investments, provided such investments do not require any professional services to be performed by Employee.

It is understood in this case that “full time” means approximately four days per week, or being “off” fifty-two (52) days per year. Such time “off” to be taken as Employee’s work schedule permits and not necessarily one day each week. In addition, Employee shall be entitled to four weeks or sixteen (16) days vacation per year .The total days “off” for each twelve months shall then be sixty-eight (68) and should be scheduled as ratably as possible throughout the year, but will not be used for other paid business activity. However, the Company recognizes that it may be necessary for Employee to consult from time to time on a non-paid basis with Niobrara Research and Development Inc., and Thorium Network Services, Inc. Such consultation shall not negatively impact Employee’s employment with the Company.

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3. Benefits. Employee shall be entitled to receive all benefits provided by the Company to its employees except for vacation, which has been provided for separately in Section 2.

4. Consulting Agreement. That certain Consulting Agreement dated the 19th of February 2003, by and between Mark Sullivan and Varitek Industries (now Remote Knowledge, Inc.), is terminated. The termination of the Consulting Agreement will not effect any options which have been granted to Employee pursuant to said Consulting Agreement.

5. Termination of Agreement. This Agreement will terminate on May 31, 2007 (“Initial Term”). This Agreement may be terminated earlier than the Initial Term under the following circumstances:

(a) Upon the employee’s death or Disability. For purposes of this Agreement the term “Disability” means any long term disability or incapacity which (1) renders the Employee unable to substantially perform his duties hereunder for 90 days during any 12 month period or (2) would reasonably be expected to render Employee unable to substantially perform his duties for 90 days during any 12 month period, in each case as determined by the Board of Directors.

(b) The parties can mutually agree, in writing, to terminate this Agreement prior to the Initial Term. Any continuation of employment thereafter, unless specifically agreed to in writing, shall be strictly at will.

(c) Company may terminate this Agreement for cause prior to the Initial Term. For the purposes of this agreement, termination of this Agreement shall be considered to be “for cause” if (1) Employee is discharged for violating a Company policy as set forth in the Employee Handbook, (2) Employee is terminated because he fails to comply with the terms of this Agreement including the duties described in Section 2, provided however, that Company provides Employee thirty (30) days written notice of its intent to terminate, and a thirty (30) opportunity to cure such non-compliance, or (3) Employee is terminated for conduct inconsistent with his role as an executive with the Company.

(d) Employee may terminate this Agreement for cause prior to the Initial Term for failure of Company to pay the monthly amount as set forth in Section 1, Compensation, provided, however, that Employee provides Company thirty days (30) written notice of his intent to terminate, and a thirty day opportunity to cure such non-payment.

6. No Additional Compensation, Benefits or Payments. Except as required by law, Employee shall not receive any other compensation or benefits from Company. Employee understands and acknowledges that he is not entitled to any payments by Company other than those set forth in this Agreement. Although the parties may decide to continue Employee’s employment relationship after the Initial Term, Employee understands and agrees that Company has not made any promises to him regarding employment after the Initial Term, and acknowledges and agrees that his agreement to this Agreement is not based on any promises or statements not found herein.

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7. Intellectual Property as used herein shall include:

(a) all inventions, improvements, or developments, whether patentable or unpatentable, all scientific, engineering and technical information, trade secrets, proprietary data, confidential business information, or other valuable business information, data and know-how of any nature which relate to Company’s business, products or services;

(b) all copyrightable works which relate to Company’s business, products or services. Employee acknowledges that all original works of authorship which are made by Employee solely or jointly with others within the scope of his employment with Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, 17 U.S.C. ‘101.

8. Employee agrees to and does hereby assign, sell, grant, and convey to Company, its successors and assigns, all of Employee’s entire right, title and interest in and to all Intellectual Property which Employee may author, create, make, conceive or develop, or has authored, created, made, conceived or developed, either solely or jointly with others, while performing work as an employee of Company, or relating to Company’s products or services. To the extent permitted by law, Employee hereby expressly and forever waives any and all moral rights which may arise under 17 U.S.C. § 101, et. seq. (U.S. Copyright Act) and/or Article 6 of the Berne Convention for the Protection of Literary and Artistic Works (Paris Text, July 24, 1971), and any rights arising under U.S. federal or state law or under the laws of any country that conveys rights of the same nature as those conveyed under The Copyright Act or The Berne Convention, or any other type of moral right or droit moral. This waiver applies, without limitation, to any and all applications in which the attribution right, paternity right, or integrity right may be implicated.

9. Employee shall, at any time upon request and at the expense of Company, execute and deliver any and all papers, including assignments, and do any and all other lawful acts that may be desirable in the opinion of Company to secure, establish and maintain title in Company, its successors and assigns, to the Intellectual Property, and give Company, its successors and assigns, the full benefit of the assignments set forth herein, including cooperation and execution of all papers and doing all other acts that may be necessary to procure any United States or foreign patent, trademark registration, or copyright registration on any of the Intellectual Property.

10. (a) Employee agrees that all Intellectual Property is the property of Company and that all Intellectual Property, with the exception of published works, comprises Company’s Confidential Information and recognizes and acknowledges that Company retains the sole ownership, management and control of the Confidential Information as against the Employee. Confidential Information shall also include all invention records, research documents, computer software, customer information or other client data, drawings, notes, notebooks, documents, designs, specifications, reports, customer lists, manuals, procedures, codes, papers, business plans, books, forecasts, and other data belonging to Company, its Affiliates, or belonging to third parties and possessed by Company. “Affiliates” shall mean any entity which is controlled, directly or indirectly, by Company or in which Company has a controlling interest. Employee agrees to accept and maintain all of the Confidential Information strictly confidential to Company, and agrees to protect and safeguard the Confidential Information against any unauthorized publication or disclosure by anyone, and particularly agrees not to disclose, publish or reveal in any manner whatsoever, either

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directly or indirectly, any of the Confidential Information to any third party except as Company may direct in writing, either during or after his employment by Company, and not to use any of the Confidential Information in any way, directly or indirectly, except in the conduct of Company’s business.

(b) The Confidential Information shall not include information that (i) at the time of its disclosure is publicly available through no fault of the Employee, (ii) at the time of its disclosure is without fault of the Employee part of the public domain, or (iii) is required by law, court or government order to be disclosed; provided, however, Employee shall not disclose such information prior to giving Company reasonable notice to afford Company an opportunity to object to such disclosure, and provided Employee cooperates with such efforts by Company.

11. This Agreement is necessarily of a special, unique and extraordinary nature which gives it a particular value, the loss of which cannot reasonably or adequately be compensated for by money damages in an action at law, and the breach of this Agreement will cause Company to suffer irreparable injury and damage. Therefore, Company shall be entitled as a matter of right, without bond, to injunctive or other equitable relief in any court of competent jurisdiction to prevent the violation of any of the provisions of this Agreement. Neither this paragraph nor the exercise by Company of any of its rights hereunder shall constitute a waiver by Company or prejudice to any other rights or remedies which it may have at law or in equity.

12. During the term of this Agreement, and for a period of two years thereafter, Employee agrees not to sell, manufacture, develop any products or provide any services relating to any of Company’s technology, products or services utilized by the Company at the date of Employee’s termination.

13. During the term of this Agreement, and for a period of two years thereafter, Employee will not, directly or indirectly, solicit, interfere with, persuade or induce any person who is an officer or employee of Company to discontinue his or her employment with Company, or solicit, divert or take away from Company any person or entity which is on the Effective Date or hereafter becomes, a customer, partner, independent contractor or client of Company.

14. Employee represents that the Employee has not brought to Company and that Employee will not bring to Company or use in the performance of the Employee’s responsibilities at Company any proprietary information, materials or documents of a former or present employer that are not generally available to the public, unless the Employee has obtained prior written authorization from the former or present employer. The Employee hereby covenants that the Employee shall not breach any obligation of confidentiality or duty that the Employee may have to former or present employers.

15. Except as required in performing Employee’s duties, Employee will not remove from Company’s or its Affiliates’ facilities any invention records, research documents, computer software, customer information or other client data, equipment, drawings, notes, notebooks, documents, designs, specifications, reports, customer lists, manuals, procedures, codes, papers, business plans, books, forecasts, manuals, or other material whether produced by Employee or obtained from Company or its Affiliates. Employee agrees to return all such information and materials to Company or its Affiliates immediately upon request and in any event upon termination of employment. Employee will not publish or disclose to anyone outside of Company or its Affiliates, or use in any way other than in Company’s business, any trade secrets or confidential technical or business information or material of Company or its Affiliates either during or after employment with Company.

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16. This Agreement shall not be terminated or altered by changes in other terms of the Employee’s employment, such as changes in duties or compensation, and shall apply to the entire Term of Employment By Company. Nothing herein contained shall be construed to grant Employee any right to continued employment, to severance benefits, or to determine Employee’s wages or salary or any other benefits of employment. Employee further understands and agrees that this Agreement does not guarantee or assure Employee of any particular duties, assignments or responsibilities, and Employee agrees to perform such duties, assignments or responsibilities as may be assigned from time to time by Company.

17. In the event any of the provisions of this Agreement should ever be deemed or judged by a court of competent jurisdiction to exceed the applicable legal limitations, then such provisions will be reformed to the maximum limitations permitted by applicable law, it being the intention to permit the reviewing court to modify this Agreement to the extent necessary to cure any such invalidity or unenforceability.

18. Employee has carefully read and considered the provisions concerning nondisclosure and ownership of Intellectual Property developed by or for Company and agrees that the restrictions set forth herein are fair and are reasonable and are reasonably required for the protection of the Confidential Information and interests of Company and its business, officers and directors. Employee further represents that (a) Employee has read this Agreement and understands its terms and (b) Employee has been advised to seek counsel to answer any questions about the meaning or affect of this Agreement or any provision herein.

19. In any suit or proceeding relating to this Agreement, the prevailing party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit of proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

20. This Agreement shall inure to the benefit of and is binding upon Company, its successors and assigns, and upon Employee’s heirs and legal representatives. This Agreement may be modified, superseded or amended only by a written agreement signed by both parties hereto.

21. This Agreement shall be construed by the laws of the State of Texas and shall be binding upon the Employee’s heirs, executors, and administrators. Employee agrees to the personal jurisdiction of the Texas courts, state and federal, relating to any suit brought in Texas relating to this Agreement.

22. Employee has need for an administrative assistant to make his work more efficient and to handle certain personal matters. In that regard Employee has agreed to pay one-half of such persons salary. Therefore, the Company and Employee agree to work together to hire such administrative assistant as soon as possible.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the last day and year written below, but effective as of the Effective Date.

REMOTE KNOWLEDGE, INC. (“COMPANY”)		EMPLOYEE

By:	/s/ Henry Houston	By:	/s/ Mark K. Sullivan
Print Name:	Henry Houston	Print Name:	Mark K. Sullivan
Print Title:	Vice President and CFO	Date:	May 18, 2005
Date:	May 18, 2005	Address:	P.O. Box 3794
Joplin, MO 64803

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